                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

     [_] Preliminary Proxy Statement          [_] Confidential, for Use of the
                                                  Commission only (as permitted
     [X] Definitive Proxy Statement               by Rule 14a-6(e)(2)

     [_] Definitive Additional Materials

     [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               GUEST SUPPLY, INC.

________________________________________________________________________________

                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

________________________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:

________________________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
     (4)  Proposed maximum aggregate value of transaction:

________________________________________________________________________________
     (5)  Total fee paid:

________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

________________________________________________________________________________
     (2) Form, Schedule or Registration Statement no.:

________________________________________________________________________________

     (3)  Filing Party:

________________________________________________________________________________
     (4)  Date Filed:

________________________________________________________________________________

                                                               December 16, 1998



To our Shareholders:


In fiscal 1998, performance in our core business of hotel supply was excellent. Sales to lodging customers grew 23% to a record $212,181,000 with profitability increasing at an even greater rate than revenue.

Sales to retailers and consumer products companies, however, declined by 13.6%. This volume reduction, combined with a mix and formula change from a major contract manufacturing client, resulted in a decline in consolidated earnings for the year.

As we enter fiscal 1999, we have been quite successful in expanding our contract manufacturing client base and anticipate favorable year-to-year earnings comparisons beginning in the first quarter and continuing throughout the year.

We are working diligently to increase shareholder value and appreciate your continued support.

We would be pleased if you could attend our annual meeting on January 21, 1999. In any event, please sign and return the enclosed proxy card.


Sincerely,



Clifford W. Stanley



This Letter may contain forward-looking information about the Company. The Company is hereby setting forth statements identifying important factors that may cause the Company's actual results to differ materially from those set forth in any forward-looking statements made by the Company. Some of the most significant factors include an unanticipated downturn in the lodging industry resulting in lower demand for the Company's products, the unanticipated loss of or decline in sales to a major customer, failure to secure new business and unforeseen inefficiencies at the Company's manufacturing facility. In addition, difficulties in completing remediation of Year 2000 issues by the Company, its customers or suppliers may have a material adverse effect on the Company and its operations. Accordingly, there can be no assurances that any anticipated future results will be achieved.

                               GUEST SUPPLY, INC.

                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 21, 1999

                                 --------------

                                                   Monmouth Junction, New Jersey
                                                               December 14, 1998

To the Holders of Common Stock
of GUEST SUPPLY, INC.:

          The Annual Meeting of Shareholders (the "Meeting") of GUEST SUPPLY, INC. (the "Company") will be held at the Novotel Hotel at 100 Independence Avenue in Princeton, New Jersey, on Thursday, January 21, 1999 at 10:00 o'clock A.M., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

          Proposal 1. (a) To elect two Class A directors of the Company for the next three years.

          Proposal 1. (b) To elect one Class B director of the Company for the next year.

          Proposal 2. To consider and take action upon a proposal to ratify the Board of Directors' selection of KPMG Peat Marwick LLP to serve as the Company's independent auditors for the Company's fiscal year ending October 1, 1999.

          Proposal 3. To consider and take action on a shareholder proposal concerning a spin-off of the contract manufacturing business of the Company.

          Proposal 4. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

          The close of business on December 2, 1998 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

          By Order of the Board of Directors,


                              Paul T. Xenis, Secretary

          YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MARK, SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, SO THAT YOUR VOTE CAN BE RECORDED.

                                PROXY STATEMENT



          This Proxy Statement, which will be mailed commencing on or about December 16, 1998 to the persons entitled to receive the accompanying Notice of Annual Meeting of Shareholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of Guest Supply, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on January 21, 1999, and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive office is located at 4301 U.S. Highway One, Monmouth Junction, New Jersey 08852.

          Any Proxy may be revoked at any time before it is exercised by written notice to the Secretary of the Meeting. The delivery of a subsequently dated Proxy will have the effect of revoking an earlier Proxy. The casting of a ballot at the Meeting by a shareholder who may theretofore have given a Proxy will not have the effect of revoking the same unless the shareholder so notifies the Secretary of the Meeting in writing at any time prior to the voting of the shares represented by the Proxy.

          At the close of business on December 2, 1998, the record date stated in the accompanying Notice, the Company had outstanding 6,345,288 shares of common stock, without par value (the "Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock.

          A majority of the issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum.

          Directors are elected by plurality vote. Adoption of proposals 2 and 3 will require the affirmative vote of a majority of the Common Stock present and voting thereon at the Meeting. In the case of a broker non-vote, abstention or where a shareholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote, abstention or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.

                    I. PROPOSAL ONE - ELECTION OF DIRECTORS

(a)  ELECTION OF CLASS A DIRECTORS
     -----------------------------

          At the Meeting, shareholders will be asked to elect two directors, denominated as Class A directors, to serve for a term of three years and until a successor shall have been chosen and qualified. This is in accord with the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") which provides for the division of the Board of Directors into three classes with the term of office of the Class A directors expiring at the Meeting. Class B and Class C directors will be elected at the Annual Meetings of Shareholders to be held in 2000 and 2001, respectively. If the number of directors is increased, the increase will be apportioned among the classes so as to make all classes as nearly equal in number as possible.

          It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of the two nominees for Class A director listed in the table under "Certain Information Concerning Nominees and Directors" below, unless otherwise instructed not to vote by withholding authority under such Proxy. Such nominees are presently serving as directors. In case either of the nominees is unable or declines to serve, such persons reserve the right to vote the shares represented by such Proxy for another person duly nominated by the Board of Directors in his stead or, if no other person is so nominated, to vote such shares only for the remaining nominee. The Board of Directors has no reason to believe that either of the nominees will be unable or will decline to serve.

(b)  ELECTION OF A CLASS B DIRECTOR
     ------------------------------

          At the Meeting, shareholders will be asked to elect one director, denominated as a Class B director, to serve for the remaining one-year term of Class B directors and until a successor shall have been chosen and qualified.

          Effective December 3, 1997, the Company and Barry Igdaloff entered into a Stockholders Agreement (the "Stockholders Agreement") pursuant to which Mr. Igdaloff agreed to vote the shares of Common Stock controlled by him for the election of the Company's nominees for director at last year's Annual Meeting (the "1998 Meeting") and for the election of the Company's nominees for director at the Meeting. Pursuant to the Stockholders Agreement, Mr. Igdaloff became a Class B director following the 1998 Meeting.

          The Stockholders Agreement also provides that (i) until the Meeting, Mr. Igdaloff will not engage in or assist in any solicitation of proxies relating to the Company not publicly supported by a resolution of a majority of the current members of the Board of Directors, and (ii) Mr. Igdaloff will not, in any event, nominate any individual for election as a director of the Company or vote for any individual as a director of the Company who is not nominated by a majority of the current members of the Company's Board of Directors (a "Continuing Director Nominee") if the election of such individual (and all other individuals who are not Continuing Director Nominees) would result in less than a majority of the directors of the Company being Continuing Director Nominees.

                  The Company has commenced an action in the New York Supreme Court, New York County, seeking to compel Mr. Igdaloff to perform certain of the foregoing obligations under the Stockholders Agreement.

                  On January 15, 1998, the Board of Directors of the Company approved an increase in the number of directors constituting the Company's
Board of Directors from six directors to seven directors, and the Board elected Mr. Igdaloff as a Class B director to fill the vacancy created. As required by New Jersey corporate law, the shareholders will be asked at the Meeting to elect Mr. Igdaloff whose term of office as a Class B director will expire with the terms of the Company's other Class B directors in 2000. If Mr. Igdaloff is elected, Mr. Igdaloff will continue to serve as a Class B director until the 2000 Annual Meeting of Shareholders. If he is not elected, his term will terminate at the Meeting.

                  It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of the nominee for Class B director listed in the table under "Certain Information Concerning Nominees and Directors" below, unless otherwise instructed not to vote by withholding authority under such Proxy. Such nominee is presently serving as a director. In case the nominee is unable or declines to serve, such persons reserve the right to vote the shares represented by such Proxy for another person duly nominated by the Board of Directors in his stead. The Board of Directors has no reason to believe that the nominee will be unable or will decline to serve.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS
-----------------------------------------------------

                  Certain information concerning the nominees for election as Class A directors, the nominee for election as a Class B director and the other directors of the Company is set forth below. Such information was furnished by them to the Company.


                                                  Shares of Common
                                                  Stock Owned Bene-
Name and Certain                                  ficially as of        Percent
Biographical Information                          November 1, 1998 (1)  of Class
------------------------                          --------------------  --------

Nominees for Election as Class A Directors
------------------------------------------

PETER L. RICHARD (Class A director),                            -0-          -
     age 51; Managing Director, Quasar Corp.
     (investment consultants) since May 1988;
     Private investor from December 1987 to May
     1988; Senior Vice President, Moseley
     Securities Corporation (formerly Moseley,
     Hallgarten, Estabrook & Weeden Inc.)
     (investment bankers) prior to December
     1987; Director: New Paraho Corp. (oil shale technology); Director of the Company since
     August 1983.

EDWARD J. WALSH (Class A director),                           119,000 (2)   1.8%
     age 66; President and Chief Executive
     Officer, Sparta Group Ltd. (business
     consultants) since 1987; President and Chief
     Executive Officer, The Dial Corporation
     (consumer products)
     from 1984 to 1987; President and Chief
     Executive Officer, Armour International
     (consumer products) prior to  1984; Director:
     The WD-40 Company and Nortrust of Arizona
     Holding Corporation; Director of the Company since November 1987.

Nominee for Election as Class B Director
----------------------------------------

BARRY IGDALOFF (Class B director),                            508,500 (3)   7.9%
      Age 43; Principal, Rose Capital
      (registered investment advisor) since
      December 1995; Financial Advisor,
      Prudential Securities from January 1990 to
      December 1995; Director of the Company
      since January 1998.

Other Directors Whose Term of Office Will
Continue After the Meeting
-----------------------------------------

THOMAS M. HAYTHE (Class B director),                          164,040 (4)   2.5%
     age 59; Partner, Haythe & Curley
     (attorneys) since February 1982; Director:
     Novametrix Medical Systems Inc.
     (manufacturer of electronic medical
     instruments), Ramsay Health Care, Inc.
     (provider of youth and educational
     services) and Westerbeke Corporation
     (manufacturer of marine engine products);
     Director of the Company since June 1983.

CLIFFORD W. STANLEY (Class C director),                       540,338 (5)   7.9%
     age 52; President and Chief Executive
     Officer of the Company since January 1988;
     Executive Vice President, Chief Financial
     Officer, Secretary and Treasurer of the
     Company from April 1986 to January 1988;
     Vice President - Finance of the Company
     from August 1985 to April 1986; Vice
     President and Chief Operating Officer,
     Transfer Print Foils, Inc. (hot stamping foils) from 1984 to August 1985; Vice
     President of Finance, Permacel Division,
     Avery International from 1982 to 1984; Vice
     President, Johnson & Johnson from 1979 to
     1982; Director of the Company since January
     1987.

TERI E. UNSWORTH (Class C director),                          261,250 (6)   4.0%
     age 47; Vice President - Market Development of the Company since May 1985; Group
     Product Director of Vidal Sassoon, Inc.
     from 1983 to 1985; Product Director of
     Vidal Sassoon, Inc. from 1981 to 1983;
     Director of Sales of Vidal Sassoon,

     Inc. from 1979 to 1981; Director of the
     Company since November 1989.

GEORGE S. ZABRYCKI (Class B director),                        34,500 (7)     *
     age 55; President, Milwaukee Seasonings
     (manufacturer of food ingredients)
     since May 1992; Vice President-Business
     Planning, Best Foods Affiliate Group, a
     Division of CPC International, Inc., from
     November 1991 to May 1992; Consultant,
     Aqua-Fab Industries, Inc. from March 1991 to
     November 1991; President and Chief
     Executive Officer, Heldor Industries, Inc.
     (manufacturer of swimming pools) from March
     1990 to March 1991; Director of Strategic
     Development, Specialty Chemicals Division,
     Union Carbide Corporation from August 1989 to February 1990; President, Amerchol
     Corporation (manufacturer of specialty
     chemicals) from April 1981 to August 1989;
     Director of the Company since November 1990.

----------

*        Less than one percent.

(1) Each of the nominees and the other directors of the Company has sole voting and investment power with respect to all shares shown in the table as beneficially owned by such person.

(2) Includes 7,500 shares issuable upon the exercise of presently exercisable stock options and 90,000 shares issuable pursuant to presently exercisable warrants held by Mr. Walsh.

(3) Includes shares owned by advisory clients of Rose Capital, of which Mr. Igdaloff is a principal.

(4) Includes 7,500 shares issuable upon the exercise of presently exercisable stock options and 90,000 shares issuable pursuant to presently exercisable warrants held by Mr. Haythe.

(5) Includes 225,000 shares issuable upon the exercise of presently exercisable stock options and 165,000 shares issuable pursuant to presently exercisable warrants held by Mr. Stanley.

(6) Includes 75,000 shares issuable upon the exercise of presently exercisable stock options and 116,250 shares issuable pursuant to presently exercisable warrants held by Ms. Unsworth.

(7) Includes 7,500 shares issuable upon the exercise of presently exercisable stock options and 25,500 shares issuable pursuant to presently exercisable warrants held by Mr. Zabrycki.

          During the past fiscal year, the Board of Directors of the Company met five times. Each of the persons named in the table above attended at least 75% of the meetings of the Board of Directors and meetings of any committees of the Board on which such person served which were held during the time that such person served.

          The committees of the Board of Directors include a Stock Option Committee, whose members are Messrs. Richard, Walsh and Zabrycki; a Compensation Committee, whose members are Messrs. Haythe, Igdaloff, Richard and Zabrycki; an Audit Committee, whose members are Messrs. Igdaloff, Richard, Walsh and Zabrycki; an Executive Committee, whose members are Messrs. Haythe, Richard, Stanley and Zabrycki; and a Nominating Committee, whose members are Messrs. Haythe and Stanley and Ms. Unsworth. The Stock Option Committee administers the Company's 1983 Stock Option Plan, the 1993 Stock Option Plan and the 1996 Long Term Incentive Plan and determines the persons who are eligible to receive awards thereunder, the number of shares to be subject to each award and the other terms and conditions upon which awards under such plans are granted and made exercisable. The Stock Option Committee also administers the Company's 1983 Employee Stock Purchase Plan and the 1993 Employee Stock Purchase Plan.
The Compensation Committee administers the formulation and submission to the Board of Directors of recommendations on all matters related to the salaries, bonuses, fringe benefits or compensation of any kind of the executives of the Company. The Audit Committee is authorized to meet and discuss with the representatives of any firm of certified public accountants retained by the Company the scope of the audit of such firm and question such representatives with respect thereto, and to meet with and question employees of the Company with respect to financial matters pertaining to the Company. The Audit Committee is authorized to make periodic reports to the Board of Directors of the Company of its actions and findings. The Executive Committee is authorized to act in place of the Board of Directors to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Nominating Committee is authorized to nominate individuals to serve as directors of the Company. The Nominating Committee will not consider nominees recommended by shareholders. The Audit Committee met once and the Compensation Committee met twice during the fiscal year ended September 30, 1998. The Stock Option Committee, the Nominating Committee and the Executive Committee did not meet during such fiscal year.

          The directors and officers of the Company, other than Messrs. Haythe, Igdaloff, Richard, Walsh and Zabrycki, are active in its business on a day-to-day basis. No family relationships exist between any of the directors and officers of the Company.

          The Company's Certificate of Incorporation contains a provision, authorized by New Jersey law, which eliminates the personal liability of a director of the Company to the Company or to any of its shareholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith or knowingly violated a law, or obtained an improper personal benefit.

EXECUTIVE COMPENSATION
----------------------

          The following table sets forth information for the fiscal years ended September 30, 1998, 1997 and 1996 concerning the compensation paid or awarded to the Chief Executive Officer and the executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended September 30, 1998.

                          SUMMARY COMPENSATION TABLE


                                                                          Long-Term Compensation
                                                 Annual Compensation               Awards
                                                ----------------------  ----------------------------
   Name and  Principal      Fiscal Year Ended                                                               All Other
         Position                Sept. 30               Salary                  Options (#)              Compensation (1)
--------------------------  ------------------  ----------------------  ----------------------------  ----------------------

Clifford W. Stanley                1998                $242,961                          -                     $2,112
  President and Chief              1997                 233,617                          -                      2,112
  Executive Officer                1996                 226,696                  50,000 (3)                     2,112

R. Eugene Biber (2)                1998                $173,855                          -                     $2,473
  Vice President -                 1997                 167,168                     10,000                          -
  Operations                       1996                       -                          -                          -

Teri E. Unsworth                   1998                $169,508                          -                     $1,853
  Vice President -                 1997                 162,989                          -                      1,798
  Market Development               1996                 158,160                  30,000 (3)                     1,729
  and Director

Paul T. Xenis                      1998                $153,939                          -                     $1,339
  Vice President -                 1997                 132,163                          -                      1,295
  Finance                          1996                 128,110                  30,000 (3)                     1,245

__________________________

(1) Amounts under "All Other Compensation" are contributions made by the Company on behalf of the executive officer to the Guest Supply, Inc. 401(k) Plan and Trust.

(2) Mr. Biber was appointed Vice President - Operations of the Company effective in 1997.

(3) Effective March 5, 1997, these options were surrendered to the Company for cancellation for no value.

          The Company did not grant any stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 1998.

          The following table sets forth the number and value, net of exercise price, of shares of Common Stock acquired upon exercise of options and warrants on the date of exercise by the executive officers named in the Summary Compensation Table during the past fiscal year, and the number and value of options and warrants held by such executive officers at September 30, 1998.

                     AGGREGATED OPTION/WARRANT EXERCISES IN
                    THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                   AND FISCAL YEAR END OPTION/WARRANT VALUES

                                                                                                     Value of Unexercised
                                                              Number of Unexercised                      In-the-Money
                                                               Options/Warrants at                    Options/Warrants at
                                                                Sept. 30, 1998 (#)                   Sept. 30, 1998 ($)(1)
                                                              ----------------------                 ---------------------
                     Shares Acquired
Name                   on Exercise    Value Realized       Exercisable        Unexercisable       Exercisable       Unexercisable
-------------------- ---------------  --------------  ----------------------  -------------  ---------------------  -------------
Clifford W. Stanley      105,000        $867,189             390,000                  0             $2,697,492         $     0

R. Eugene Biber                0        $      0              20,000             35,000             $    6,500         $20,375

Teri E. Unsworth          67,500        $545,157             191,250                  0             $1,381,714         $     0

Paul T. Xenis              7,050        $ 57,721             157,500                  0             $1,160,309         $     0

________________

(1) In-the-money options or warrants are those where the fair market value of the underlying Common Stock exceeds the exercise price of such option or warrant. The value of in-the-money options and warrants is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of such option or warrant from the aggregate year-end value of the underlying Common Stock.

EMPLOYMENT AGREEMENTS
---------------------


          Effective August 1, 1997, the Company entered into employment agreements with each of Clifford W. Stanley, R. Eugene Biber, Teri E. Unsworth and Paul T. Xenis at annual salaries subject to increases at the discretion of the Board of Directors. In January 1998, the Board of Directors increased Mr. Xenis's salary to $160,000. In July 1998, the Board of Directors increased Mr. Stanley's salary to $251,518, increased Mr. Biber's salary to $179,978, increased Ms. Unsworth's salary to $175,478 and increased Mr. Xenis's salary to $166,400. The term of each employment agreement is for a three-year period with automatic yearly extensions. Mr. Stanley is President, Chief Executive Officer and Chairman of the Board of Directors of the Company, Mr. Biber is Vice President - Operations, Ms. Unsworth is Vice President - Market Development and a director of the Company and Mr. Xenis is Vice President - Finance and Secretary. Each agreement also provides for a cash payment of up to three years' annual salary upon termination by the Company of the employee's employment other than for cause and upon the employee's voluntary termination within one year following certain change of control events involving the Company.

COMPENSATION OF DIRECTORS
-------------------------

          The Company pays its directors an annual fee of $10,000 and $1,000 for attending each meeting of the Board of Directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-----------------------------------------------------------

          Thomas M. Haythe, a director of the Company and a member of the Compensation Committee, is a partner of the law firm of Haythe & Curley, which firm acted as legal counsel to the Company during the past fiscal year. It is expected that Haythe & Curley will continue to render legal services to the Company in the future.

          In addition, pursuant to an agreement dated August 6, 1997 between the Company and Thomas M. Haythe (the "Agreement"), Mr. Haythe was appointed general counsel for the Company. The Agreement provides, among other things, for the payment of a monthly retainer of $7,500 (credited on a current basis against fees of Haythe & Curley for services rendered to the Company) and the payment of up to three Byears of such retainer upon the termination of the Agreement in the case of certain change of control events involving the Company. The term of the Agreement is for a three-year period with automatic yearly extensions.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
-----------------------------------

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

          To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended September 30, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
------------------------------------

          The report of the Compensation Committee documents the Committee's policies regarding executive officer compensation. The Company's philosophy and objectives in setting compensation are:

        . to offer levels of compensation which are competitive with those offered by other companies in similar businesses;

        . to compensate executives based on each executive's level of responsibility and contribution to the Company's business goals;

        .  to link compensation with the Company's financial performance; and

        . to align the interests of the Company's executives with the interests of the Company's shareholders.

          There are three components to executive compensation at the Company: base salary, bonus and stock options.

          Base Salary
          -----------

          Base salary is determined by level of responsibility, individual performance and Company performance, as well as by the need to provide a competitive package that allows the

Company to retain key executives. After reviewing individual and Company performance and market studies on salaries at other companies of similar size, the Chief Executive Officer makes recommendations to the Compensation Committee concerning officers' salaries, other than his own. The Compensation Committee reviews and, with any changes it deems appropriate, approves these recommendations. Using the same review process, the Compensation Committee makes decisions pertaining to the Chief Executive Officer's salary.

          Executive Bonus Plan
          --------------------

          The Executive Bonus Plan provides the opportunity for participating executive officers to earn additional compensation by achieving specific net income goals. Under the Executive Bonus Plan, the Company will pay a percentage of each participant's annual base salary as an annual bonus, provided the Company achieves specific net income objectives. These objectives are established by the Board of Directors at the beginning of each fiscal year based on recommendations from the Chief Executive Officer. For the fiscal year ended September 30, 1998, no bonuses were paid.

          Stock Options
          -------------

          The Company periodically grants stock options to its executive officers and other key employees. The primary purpose of stock option grants is to align the interests of the Company's executive officers more closely with the interests of the Company's shareholders by offering the executives an opportunity to benefit from increases in the market price of the Common Stock. Stock options provide long-term incentives that have enabled the Company to attract and retain key employees by encouraging their ownership of Common Stock. The stock option plans are administered by the Stock Option Committee of the Board of Directors, which determines the persons who are to receive options and the number of shares to be subject to each option. In selecting individuals for options and determining the terms thereof, the Stock Option Committee may take into consideration any factors it deems relevant, including present and potential contributions to the success of the Company.

          Compensation of Executive Officers
          ----------------------------------

          The Company has employment agreements with each of Clifford W. Stanley, President and Chief Executive Officer, R. Eugene Biber, Vice President
- Operations, Teri E. Unsworth, Vice President - Market Development and Paul T. Xenis, Vice President - Finance. Pursuant to these agreements, the annual base salary of each executive is subject to increases at the discretion of the Board of Directors based upon performance of the Company and performance of the executive. In January 1998, the Board of Directors approved an increase of approximately 16% in the base salary payable to Paul T. Xenis. In July 1998, the Board of Directors approved an increase of approximately 4% in the base salary payable to each of Clifford W. Stanley, R. Eugene Biber, Teri E. Unsworth and Paul T. Xenis.

                                    Compensation Committee
                                    Thomas M. Haythe
                                    Barry Igdaloff
                                    Peter L. Richard
                                    George S. Zabrycki

PERFORMANCE GRAPH
-----------------


          The following performance graph compares the cumulative total shareholder return on the Common Stock to the Dow Jones Industrial Average and to the Standard and Poor's Lodging-Hotels Index for the Company's last five fiscal years. The graph assumes that $100 was invested in each of the Common Stock, the Dow Jones Industrial Average and the Standard and Poor's Lodging-Hotels Index on September 30, 1993 and that all dividends were reinvested.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
                                COMPARISON GRAPH

                            [GRAPHIC APPEARS HERE]


                                       Cumulative Total Return
                         --------------------------------------------------
                          9/93    9/94     9/95     9/96     9/97     9/98
GUEST SUPPLY, INC.       $ 100  $187.04  $304.90  $196.30  $229.60  $175.90
DOW JONES INDUSTRIAL     $ 100  $111.09  $142.22  $178.68  $245.77  $246.89
S&P LODGING-HOTELS       $ 100  $ 93.30  $112.20  $135.20  $180.00  $121.10

INFORMATION CONCERNING CERTAIN SHAREHOLDERS
-------------------------------------------

          The shareholders (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of the Board of Directors of the Company, owned beneficially more than five percent of any class of the outstanding voting securities of the Company as of November 1, 1998, each director and each executive officer named in the Summary Compensation Table of the Company who owned beneficially shares of Common Stock and all directors and executive officers of the Company as a group, and their respective shareholdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                                Shares of
                                               Common Stock         Percent
Name and Address                            Owned Beneficially      Of Class
----------------                            ------------------      --------

Dimensional Fund Advisors Inc...............    438,950(1)            6.8%
 1299 Ocean Avenue
 Santa Monica, California  90401

Investment Counselors of....................    471,000(2)            7.4%
 Maryland, Inc.
 803 Cathedral Street
 Baltimore, Maryland  21201

Rose Capital................................    508,500(3)            7.9%
 2480 Colts Neck Road
 Blacklick, Ohio  43004

Summerset Group LLC.........................    595,900(4)            9.3%
 1640 Dartmouth Lane
 Deerfield, Illinois  60015

R. Eugene Biber.............................     20,628(5)              *
 4301 U.S. Highway One
 Monmouth Junction,
 New Jersey  08852

Thomas M. Haythe............................    164,040(6)            2.5%
 237 Park Avenue
 New York, New York  10017

Barry Igdaloff..............................    508,500(7)            7.9%
 2480 Colts Neck Road
 Blacklick, Ohio  43004

Peter L. Richard............................       -0-                 -
 4301 U.S. Highway One
 Monmouth Junction,
 New Jersey  08852

Clifford W. Stanley.........................    540,338(8)            7.9%
 4301 U.S. Highway One
 Monmouth Junction,
 New Jersey  08852

Teri E. Unsworth............................    261,250(9)            4.0%
 4301 U.S. Highway One
 Monmouth Junction,
 New Jersey  08852

Edward J. Walsh.............................    119,000(10)           1.8%
 4301 U.S. Highway One
 Monmouth Junction,
 New Jersey  08852

Paul T. Xenis...............................    165,050(11)           2.5%
 4301 U.S. Highway One
 Monmouth Junction,
 New Jersey  08852

George S. Zabrycki..........................     34,500(12)             *
 4301 U.S. Highway One
 Monmouth Junction,
 New Jersey  08852

All Directors and Officers
 as a Group (nine persons)..................  1,813,306(5)(6)        24.5%
                                                       (7)(8)
                                                       (9)(10)
                                                       (11)(12)
-------------------------
*    Less than one percent.

(1) Information as to the holdings of Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional"), is based upon a report on
     Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that 438,950 shares were owned with sole dispositive power and 269,550 shares were owned with sole voting power. Such report indicates that persons who are officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-ended investment company registered under the Investment Company Act of 1940 and in their capacity as officers of the Fund and the Trust, such persons vote 107,600 shares owned by the Fund and 61,800 shares owned by the Trust. Dimensional is deemed to have beneficial ownership of 438,950 shares, all of which are held by advisory clients of Dimensional. Dimensional, disclaims beneficial ownership of all such shares.

(2) Information as to these holdings is based upon a report on Schedule 13G filed with the Securities and Exchange Commission by Investment Counselors of Maryland, Inc., a registered investment advisor, and upon information provided to the Company by Investment Counselors of Maryland, Inc. Based upon such information, 471,000 shares were owned with sole dispositive power and sole voting power.

(3) Information as to these holdings is based upon a report on Schedule 13D filed with the Securities and Exchange Commission by Rose Capital, a registered investment advisor, and upon information provided to the Company by Mr. Barry Igdaloff, principal of Rose Capital. Based upon such information, 508,500 shares were owned with sole dispositive power and sole voting power.

(4) Information as to these holdings is based upon a report on Schedule 13D filed with the Securities and Exchange Commission by Summerset Group LLC, a limited liability company, whose principal business is to invest in and hold securities. This report indicates that 595,900 shares were owned with sole dispositive power and sole voting power.

(5) Includes 20,000 shares issuable upon the exercise of presently exercisable stock options held by Mr. Biber.

(6) Includes 7,500 shares issuable upon the exercise of presently exercisable stock options and 90,000 shares issuable pursuant to presently exercisable warrants held by Mr. Haythe.

(7) Includes shares owned by advisory clients of Rose Capital, of which Mr. Igdaloff is a principal.

(8) Includes 225,000 shares issuable upon the exercise of presently exercisable stock options and 165,000 shares issuable pursuant to presently exercisable warrants held by Mr. Stanley.

(9) Includes 75,000 shares issuable upon the exercise of presently exercisable stock options and 116,250 shares issuable pursuant to presently exercisable warrants held by Ms. Unsworth.

(10) Includes 7,500 shares issuable upon the exercise of presently exercisable stock options and 90,000 shares issuable pursuant to presently exercisable warrants held by Mr. Walsh.

(11) Includes 157,500 shares issuable upon the exercise of presently exercisable stock options held by Mr. Xenis.

(12) Includes 7,500 shares issuable upon the exercise of presently exercisable stock options and 25,500 shares issuable pursuant to presently exercisable warrants held by Mr. Zabrycki.

INFORMATION CONCERNING POSSIBLE
ADDITIONAL DIRECTOR NOMINEES
------------------------------

          The Company has been informed that Craig M. DeCesare may be nominated for election as a director by a shareholder at the Meeting. Craig M. DeCesare, age 33, is currently Managing General Partner of Clarion Partners, L.P., a Rhode Island based hedge fund. Prior thereto, Mr. DeCesare was Director of Research, Associated Capital (investment management firm) from 1996 to 1997; Research Analyst, Off Wall Street Consulting Group from 1994 to 1996; Principal, Morningside Capital (investment manager) from 1992 to 1994; and Equity Analyst, Gabelli & Company (investment company) from 1990 to 1992. The Company has been informed that Mr. DeCesare beneficially owns 3,700 shares of Common Stock.

          In addition, the Company has been informed that Philip A. Carpenter may be nominated for election as a director by a shareholder at the Meeting. Philip A. Carpenter, age 45, is currently Vice President - Investments of PaineWebber, Inc. Prior thereto, Mr. Carpenter was Vice President, Kidder, Peabody & Co. from 1985 to 1995; Manager Business Development, Industrial Products Division, Avery International Inc. From 1981 to 1984; Senior Financial Analyst, Avery Label Group, Avery International Inc. from 1980 to 1981; and Senior Financial Analyst, Lincoln Mercury Division, Ford Motor Company from 1977 to 1980. The Company has been informed that Mr. Carpenter beneficially owns 11,000 shares of Common Stock.

                 II. PROPOSAL TWO - RATIFICATION OF SELECTION
                            OF INDEPENDENT AUDITORS

          The Board of Directors has selected KPMG Peat Marwick LLP to serve as independent auditors for the Company for the fiscal year ending October 1, 1999. The Board of Directors considers KPMG Peat Marwick LLP to be eminently qualified.

          Although it is not required to do so, the Board of Directors is submitting its selection of the Company's auditors for ratification at the Meeting, in order to ascertain the views of shareholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

          The Board of Directors recommends that shareholders vote FOR ratification of the selection of KPMG Peat Marwick LLP to examine the financial statements of the Company for the Company's fiscal year ending October 1, 1999. It is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of such ratification unless otherwise instructed therein.

          A representative of KPMG Peat Marwick LLP will be present at the Meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                  III. PROPOSAL THREE - SHAREHOLDER PROPOSAL

          The Company has been advised that Sarah Butler, 312 Blake Drive, Fort Wayne, Indiana 46804, who states she beneficially owns 500 shares of the Company's Common Stock, intends to present the following proposal at the
Meeting:

          RESOLVED: That it is requested that Guest Supply should divide itself into two publicly held corporations by spinning off or otherwise initiating a public offering of the contract manufacturing division as soon as possible.

Shareholder Statement:

          Since the contract manufacturing division has performed so poorly over the last two years that I have owned stock in Guest Supply (and the hotel division has performed so well), I believe the time has come to separate the two divisions into separate companies. My logic is as follows:

          1)  The hotel business is growing steadily at a good rate.

          2) Currently, investors who want to see consistent, steady (if not spectacular) growth will not buy Guest Supply as they don't want the volatility of the contract manufacturing side.

          3) On the other hand, there are investors that like to put money into companies that have the chance to double or triple their earnings within a short time, and they would be the type of investor that would buy the contract manufacturing division if it were separate.

          4) This high growth type investor, willing to tolerate volatility over the short term, would not buy Guest Supply as currently constituted since the Company as a whole doesn't afford them enough upside potential. So the situation exists where neither type of investor would buy Guest Supply reducing demand for the stock resulting in the current low stock price.

          Since the Company is supposed to be run to improve the position of the shareholders, I request that this proposition should be passed and acted on as quickly as possible.

Company Statement:

          Several months prior to receiving this shareholder's proposal, the Board of Directors began studying the merits of a spin-off of the contract manufacturing business of the Company as a dividend to the Company's shareholders. The Company is currently in the process of reviewing the accounting, financial, tax, legal and business implications of such an action. However, the Board of Directors believes that it is premature for the Board to endorse a spin-off in light of management's ongoing evaluation of the impact of such a step on the Company and its shareholders, employees, customers and suppliers. The logistics and consequences of a spin-off are complex and require assessment of a variety of issues, including: the financial viability of and credit availability to the resulting entities; the impact on existing contractual relationships with customers and suppliers; the terms and conditions of a long-term supply agreement between the Company and the newly-created company, necessary in order to maintain a needed strategic asset for the Company's hotel business; a division of the existing federal and state tax obligations and benefits between the two companies; and the tax effect of a spin-off on the shareholders of the Company. In addition, the Board of Directors believes that, prior to approving such a step, it has the obligation to consult with independent financial advisors to assess the viability and desirability of a spin-off.

          While the Board of Directors believes that the concept of a spin-off of the Company's contract manufacturing business has merit and may potentially be in the best interests of the shareholders of the Company, such an important undertaking requires a carefully considered, measured response. The Board of Directors does not oppose this proposal in concept, but the Board does believe that it must make a fully-informed, reasoned decision concerning the Company's future and that any decision concerning a spin-off is premature. To initiate an undertaking such as a spin-off without first fully studying its ramifications is contrary to the exercise of business judgment by the Board of Directors and, indeed, may prove detrimental to the Company and its shareholders.

                               IV. OTHER MATTERS

          The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                               V. MISCELLANEOUS

          If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the printed terms of the Proxy, unless the Proxy is properly revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed by the Board of Directors in the election of Class A directors, FOR the nominee proposed by the Board of Directors in the election of a Class B director and FOR the ratification of the Board of Directors' selection of independent auditors for the Company.

          All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of, and consultants to, the Company and its subsidiaries personally, by mail or by telephone or facsimile, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals. In addition, the Company has retained Corporate Investor Communications, Inc. ("CIC") to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. The Company's agreement with CIC provides for a one-time fee of $3,500 plus $4.00 per call to shareholders and other persons, as well as reimbursement of expenses.

          It is important that Proxies be returned promptly. Shareholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

ANNUAL REPORT ON FORM 10-K
--------------------------

          A copy of the Company's Annual Report on Form 10-K, including the financial statements for the fiscal year ended September 30, 1998, which is required to be filed with the Securities and Exchange Commission, will be sent without charge to shareholders to whom this Proxy Statement is mailed, upon written request to the Secretary, Guest Supply, Inc., 4301 U.S. Highway One, Monmouth Junction, New Jersey 08852.

SHAREHOLDER PROPOSALS
---------------------

          Shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders of the Company must be received by the Company by August 16, 1999 in order to be considered for inclusion in the Company's proxy statement relating to such meeting. Such a proposal must also comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals.

          A shareholder otherwise desiring to bring matters before an annual meeting of shareholders must, pursuant to the Company's By-Laws, submit a proposal in writing that is received by the Secretary of the Company at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event that the date of the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the By-Laws provide that notice by a shareholder of a shareholder proposal must be received in writing by the Secretary of the

Company on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If any shareholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their judgment.


December 14, 1998

                               GUEST SUPPLY, INC.

            PROXY - Annual Meeting of Shareholders - January 21, 1999

          The undersigned, a shareholder of GUEST SUPPLY, INC., does hereby appoint CLIFFORD W. STANLEY and THOMAS M. HAYTHE, or either of them, with full power of substitution, his proxies, to appear and vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, January 21, 1999 at 10:00 A.M., local time, or at any adjournments thereof, upon such matters as may properly come before the Meeting.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE SIGN             The undersigned hereby instructs said proxies or their
AND DATE ON             substitutes to vote as printed on the reverse on each of
THE REVERSE             the following matters and in accordance with their
SIDE AND RETURN         judgment on any other matters which may properly come
PROMPTLY                before the Meeting:

------------------------
  1(a).  Election of Class A Directors.

FOR all nominees [ ] WITHHOLD AUTHORITY to vote for all nominees listed [ ] (except as marked to the contrary below)

Peter L. Richard and Edward J. Walsh

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR EITHER CLASS A NOMINEE WRITE
               THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)
               --------------------------------------------------------------

1(b).          Election of Class B Director.

FOR the nominee  [ ]   WITHHOLD AUTHORITY to vote for the nominee [ ]

Barry Igdaloff

2. Ratification of appointment of KPMG Peat Marwick LLP as independent auditors for fiscal 1999.

                 FOR              AGAINST            ABSTAIN
                 [ ]                [ ]                [ ]

3. Shareholder proposal concerning a spin-off of the contract manufacturing business of the Company.

                 FOR              AGAINST            ABSTAIN
                 [ ]                [ ]                [ ]

     The Board of Directors Favors a Vote "FOR" Items 1(a), 1(b) and 2.

               The shares represented by this Proxy will be voted as directed. If no direction is indicated as to Items 1(a), 1(b) and 2, they will be voted in favor of the Items 1(a), 1(b) and 2.

                                 IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) below exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the name of joint tenants or trustees, each joint tenant or trustee should sign.

                                                      Dated:__________________

                                                      __________________(L.S.)

                                                      __________________(L.S.)

                                                      Shareholder(s) Sign Here